EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.

ANNOUNCES TERMINATION OF STOCKHOLDERS’ RIGHTS PLAN

The Woodlands, Texas (March 13, 2013) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its Board of Directors has approved, and the Company has entered into, an amendment to the Company’s stockholders’ rights plan that accelerates the expiration date of the preferred stock purchase rights from November 6, 2018 to March 13, 2013. Accordingly, as of 5:00 p.m., Houston, Texas time on March 13, 2013, the rights issued pursuant to the stockholders’ rights plan will expire and will no longer be outstanding, and the stockholders’ rights plan will terminate as of that time.

Stuart M. Brightman, President and Chief Executive Officer of TETRA, commented, “In light of the general disfavor of ‘poison pill’ plans by institutional investors and stockholder groups, our Board of Directors has determined that the termination of the rights plan will demonstrate our goal of maintaining sound corporate governance policies and procedures throughout our Company.”

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, water management, after-frac flow back, production well testing, offshore rig cooling, compression based production enhancement, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2013, anticipated benefits from the Company’s acquisitions of assets and businesses, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Stuart M. Brightman, 281/367-1983

Fax: 281/364-4346

www.tetratec.com